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                       SPELLING ENTERTAINMENT GROUP INC.

                  EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT


The following is a list of the Company's significant subsidiaries at December 31, 1997. At that date, all corporations were 100% - owned, except as noted.

                                                           STATE OF
NAME OF COMPANY                                          INCORPORATION
---------------                                          -------------
Aaron Spelling Productions, Inc.                           California
Hamilton Projects, Inc.                                    New York
Big Ticket Television Inc.                                 Delaware
Republic Entertainment Inc.                                Delaware
Spelling Entertainment Inc.                                Delaware
Spelling Films Inc.                                        Delaware
Torand Productions Inc.                                    Delaware
Spelling Television Inc.                                   Delaware
Worldvision Enterprises, Inc.                              New York
Virgin Interactive Entertainment Limited*                  United Kingdom
   Virgin Interactive Entertainment (Holdings) Ltd.        United Kingdom
   Virgin Interactive Entertainment (Investments) Ltd.     United Kingdom
   Virgin Interactive Entertainment, Inc.                  Delaware
   Virgin Interactive Entertainment (Europe) Limited       United Kingdom
Westwood Studios, Inc.                                     Nevada

   The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.

* Approximately 91% of the Ordinary Shares are owned by the Company.